GRAYSON
BANKSHARES, INC.

March 19, 2012

Dear Fellow Shareholders,

Once again, we are reporting to you on the last quarter's developments at Grayson National Bank. We axe proud to be serving this community and grateful for the support we have enjoyed over the past 111 years.

The pace of economic recovery is frustratingly slow, and the Great Recession seems to have no clear-cut ending. And although we have recently seen several announcements concerning new jobs, unemployment levels remain high, local real estate values are continuing to decline, new loan demand is weak, and overall credit conditions remain very challenging.

Our results for the fourth quarter of 2011, and in the full year, reflect these difficult economic and credit conditions. We did have fewer credit-related losses in the fourth quarter than we did in the third quarter, but the most significant part of our GNB story for the fourth quarter, and for 2011, will be our efforts to manage through significant challenges in loan quality. An important first step in recovering from these challenges will be to have a quarter where non-performing assets stabilize or decrease from prior quarter levels. Past-due loan indicators did show improvement in the quarter, with loans past due for more than 30 days coming down from $7.4 million to $5.4 million.

We've made progress on a number of initiatives that will strengthen both our financial stability and earnings potential. To summarize:

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Our credit quality issues are being addressed. We have completed a very thorough loan review and are working diligently with borrowers who have credit-related challenges. We are utiliArt a number of strategies to reduce the number of problem loans, and have deployed significant resources toward this effort.

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We have begun construction on our new Wytheville branch. The official groundbreaking is slated for early spring, and we're looking forward to opening the branch in the fall.  During a period of very low loan demand in our home counties, we need the growth available to us in this new market.

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We are continuing to look for ways to increase revenues and decrease expenses. Given an environment of low loan demand, we have identified several revenue enhancements for 2012, and a number of cost savings measures for 2012 as well.

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Our strategic marketing plan is on track. You may have already noticed that we have embarked on a new effort to promote our services, including radio spots and print ads. We are also enhancing our online banking services and upgrading our website to communicate better with our existing customers and position ourselves to compete as members of the 21st-century banking community.

As stewards of your investment and as members of a dose-knit community we take our responsibilities very seriously. We consider our shareholder and customer community to be our family, and families stick together during challenging times.

While we are not expecting a complete turnaround in the immediate future, we are confident that we are taking the most responsible and effective actions now to ensure that. month by month, our fundamentals will continue to gain in strength..

As always, we appreciate the opportunity to serve you. We invite you to review the following financial report, which will fill in the details in our ongoing story. You will see that even in these challenging times, we remain a healthy, forward-looking institution.  We invite your questions, observations or cocerns.

Sincerely,

/s/ Jacky K. Anderson	/s/ Thomas M. Jackson, Jr.

Jacky K. Anderson	Thomas M. Jackson, Jr.
President and CEO	Chairman of the Board

	Condensed Consolidated Balance Sheets
GRAYSON BANKSHARES, INC.		December 31, 2011	December 31, 2010
Officers	Assets
	Cash and due from banks	$8,241,875	$9,200,552
Thomas M. Jackson, Jr. Chairman of the Board	Interest-bearing deposits in banks	3,316,338	3,305,724
Jack E. Guynn, Jr.	Federal funds sold	39,013,090	27,745,592
Vice Chairman	Investment securities	50,888,070	49,309,137
Jacky K. Anderson	Loans	219,168,445	253,055,378
President & CEO	Less allowance for loan losses	4,941,645	4,542,420
Brenda C. Smith	Net loans	214,226,800	248,512,958
Secretary	Cash Value of Life Insurance	8,772,039	8,433,596
Blake M. Edwards	Foreclosed Assets	3,351,861	3,256,725
Chief Financial Officer	Properties and equipment	11,181,700	10,575,133
Board of Directors	Accrued interest receivable	1,514,734	2,131,943
Jacky K. Anderson	Other assets	5,876,556	5,745,728
Grayson BankShares, Inc. and The Grayson National Bank	Total assets	$346,383,063	$368,217,088
Bryan L Edwards	Liabilities
Sparta Town Manager	Deposits
Jack E. Guynn, Jr.	Noninterest-bearing	$50,180,058	$42,487,778
Guynn Enterprises, Inc.	Interest-bearing	247,071,718	269,329,080
Hayden H. Horney Wythe County Clerk of Court	Total deposits	297,251,776	311,816,858
	FHLB Advances	10,000,000	15,000,000
Thomas M. Jackson, Jr. Attorney	Other Borrowings	10,000,000	10,000,000
	Accrued interest payable	230,723	311,647
Theresa S. Lazo Community Activist	Other liabilities	560,658	678,813
	Total liabilities	318,043,157	337,807,318
Carl J. Richardson Retired	Stockholder's equity
Charles T. Sturgill Retired Grayson County Clerk of Court	Preferred stock, $25 par value; 500,000 shares authorized; none outstanding
J. David Vaughan Vaughan Furniture	Common stock, $1.25 par value; 2,000,000 shares authorized; 1,718,968 shares issued and outstanding	2,148,710	2,148,710
	Surplus	521,625	521,625
	Retained earnings	27,157,751	28,975,488
	Accumulated other comprehensive income (loss)	(1,488,180)	(1,236,053)
	Total stockholder' equity	28,339,906	30,409,770
	Total liabilities and stockholder' equity	$346,383,063	$368,217,088

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2011	2010	2011	2010
Interest income
Loans and fees on loans	$3,216,232	$3,987,362	$13,866,149	$16,648,016
Interest on securities	340,335	350,549	1,442,079	1,654,677
Federal funds sold	24,362	18,292	72,813	49,383
Interest-bearing deposits	142	3,190	7,264	6,826
Total interest income	3,581,071	4,359,393	15,388,305	18,358,902
Interest expense
Deposits	810,487	1,209,499	3,766,114	5,450,236
Interest on borrowings	220,138	267,529	1,101,041	1,057,600
Total interest expense	1,030,625	1,477,028	4,867,155	6,507,836
Net interest income	2,550,446	2,882,365	10,521,150	11,851,066
Provision for loan losses	645,319	946,836	4,784,889	2,509,569
Net interest income after provision for loan losses	1,905,127	1,935,529	5,736,261	9,341,497
Other income
Service charges on deposit accounts	284,395	299,581	1,116,208	1,098,135
Other income (loss)	400,506	708,925	1,700,308	1,836,477
Total other income (loss)	684,901	1,008,506	2,816,516	2,961,612
Other expenses
Salaries and employee benefits	1,661,108	1,586,322	6,337,182	6,280,437
Occupancy expense	115,445	136,978	473,014	485,097
Equipment expense	148,987	176,079	634,934	760,313
Foreclosed asset expense, net	93,462	37,569	744,540	104,413
Other expense	904,398	826,595	3,223,226	3,240,468
Total other expense	2,923,400	2,763,543	11,412,896	10,870,728
Net income before income taxes	(333,372)	180,492	(2,860,119)	1,432,381
Income taxes	(161,279)	15,520	(1,214,279)	266,520
Net income	$(172,093)	$164,972	$(1,645,840)	$1,165,861
Net income per share	$(.10)	$10	$(.96)	$.68
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Member Federal Deposit Insurance Corporation

GRAYSON BANKSHARES, INC.

Independence Headquarters} P.O.Box186,Independence, VA 24348 P}276/773.2811

Carroll} P.O. Box 1185, Galax, VA 24333 P}476/238.8112
Elk Creek} P.O. Box 17, Elk Creek, VA 2432.6 P}276/655.4011
Galex} P.O. Box 795, Galax, VA 24333 11276/238.2411
Hillsville} P.O. Box 1177, Hillsville, VA 24343 P}276/728.2810
Independence} P.O. Box 186, Independence, VA 24348 P}276/773.2821
Sparta} P.O. Box 1900, Sparta, NC 28675 P}336/372.2811
Troutdale} P.O. Box 26, Troutdale, VA 24378 P}1276/677.3722
Whitetop} P.O. Box 88, Whitetop, VA 24292 P}276/388.3811
Wytheville} P.O. Box 557, Wytheville, VA 24382 P}276/228.6050